UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported):  March 25, 2009

Power of the Dream Ventures, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-52289	51-0597895
(Commission File Number)	(IRS Employer Identification No.)

1095 Budapest, Soroksari ut 94-96, Hungary (Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code:	+36-1-456-6061

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written  communications  pursuant to Rule 425 under the  Securities Act (17 CFR 230.425)

☐  Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 23, 2009, Power of the Dream Ventures, Inc. (the “Consultant”) entered into a Business Consultation Agreement (the “Agreement”) with Genetic Immunity, ltd. (the “Company”) a Hungarian biotechnology research firm.

According to the terms of the Agreement the Consultant is to acquire 2% of the Company via a USD 1,000,000 investment by April 30, 2009 in exchange for 72 units of the Company’s Class B stock; Consultant is to acquire an additional 2% of the Company via a USD 1,000,000 investment by August 30, 2009 in exchange for 72 units of the Company’s Class B stock. At the same time Company also granted Consultant an option to acquire an additional 16% of the Company via an $8,000,000 investment by February 20, 2010, in tranches or in whole, in exchange for 578 units of the Company’s Class B stock.

If the Consultant misses the first deadline of April 30, 2009 this agreement shall immediately terminate. If the Consultant completes the first investment but missed the second date of August 30, 2009 this agreement shall terminate, but the Consultant will retain the Class B units already acquired. Any portion of the optional 16% equity purchase that is not exercised and closed by February 23, 2010 shall terminate. As represented to the Consultant the Company currently has 3,606.96 Class A Class B units issued and outstanding. If, as a direct result of this consultation agreement, prior to April 30, 2009, Company receives an investment offer from an investor other than the Consultant, Consultant is granted first right of refusal to participate financially. Consultant will give Company written notice of such right within 2 business days following notification of an investment offer made to the Company. Consultant must exercise its right of first refusal by executing an agreement to invest on the same terms and conditions within 15 days of receiving the notice and closing on that investment within 30 days thereafter.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Consultation agreement between Power of the Dream Ventures, Inc and Genetic Immunity Ltd. dated February 23, 2009.

99.1	Press Release, dated February 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER OF THE DREAM VENTURES, INC.

By:	/s/ Viktor Rozsnyay
Name:	Viktor Rozsnyay
Title:	President and Chief Executive Officer

Dated: March 25, 2009